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                             DISTRIBUTION AGREEMENT


     Agreement, made this 14th day of November, 1996 between American Odyssey Funds, Inc., a Maryland corporation (the "Series Fund"), and Copeland Equities, Inc., a New Jersey corporation (the "Distributor").

     WHEREAS, the Series Fund is a diversified, open-end mangement investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") and currently offers its shares to certain separate accounts to fund variable life insurance contracts and variable annuity contracts; certain qualified plans, and life insurance companies and their affiliates; and

     WHEREAS, the Series Fund is currently divided into six separate series (each a "Fund"), each of which is established pursuant to a resolution of the Board of Directors of the Series Fund, and the Series Fund may in the future add additional Funds; and

     WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"); and

     WHEREAS, the Series Fund desires that the Distributor continue to act as the Series Fund's principal underwriter, and the Distributor is willing to accept such appointment;

     NOW, THEREFORE, the parties agree as follows:

     1.   APPOINTMENT OF THE DISTRIBUTOR
          The Series Fund hereby appoints the Distributor as the principal underwriter and distributor of the Series Fund, and the Distributor hereby accepts such appointment.

     2.   EXCLUSIVE NATURE OF DUTIES
          The Distributor shall be the exclusive representative of the Series Fund to act as principal underwriter and distributor.

     3.   PURCHASE OF SHARES FROM THE SERIES FUND
          (a) The Series Fund will offer, and the Distributor shall have the right to buy, the Series Fund shares needed to fill unconditional orders for shares of the Series Fund placed with the Distributor by the authorized purchasers. The price which the Distributor shall pay for shares of each Fund so purchased shall be the net asset value per share of such Fund, as determined in accordance with the method set forth in the prospectus and Statement of Additional Information (collectively, the "Prospectus") of the Series Fund.


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          (b)   The shares of each Fund are to be resold by the Distributor to the Accounts at the net asset value per share of such Fund.

          (c) The Series Fund agrees to make its shares available indefinitely for purchase by the Distributor on those days on which the Series Fund calculates its net asset value pursuant to rules of the Securities and Exchange Commission ("SEC"). The Series Fund shall use reasonable efforts to calculate such net asset value on each day which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Series Fund may refuse to sell shares of any Fund to any person, or suspend or terminate the offering of shares of any Fund if such action is required by law of by regulatory authorities having jurisdiction or is, in the sole discretion of the Board of Directors of the Series Fund acting in good faith and in light of their fiduciary duties under federal any any applicable state laws, necessary in the best interests of the shareholders of such Fund.

     4.   REDEMPTION OF SHARES BY THE FUND
          (a) Any of the outstanding shares of each Fund may be tendered for redemption at any time, and the Series Fund agrees to redeem any such shares so tendered in accordance with the applicable provisions of the Series Fund's Prospectus and Articles of Incorporation. The redemption price is the net asset value per share next determined after the initial receipt of proper notice of redemption.

          (b) The right to redeen shares or to receive payment with respect to any redemption may be suspended only for any period by the SEC as a result of which disposal of a Fund's securities or determination of the net asset value of a Fund is not reasonably practicable, and for such other periods as the SEC may order permit for the protection of shareholders of the Fund(s).

     5.   DUTIES OF THE SERIES FUND
          (a) The Series Fund shall furnish to the Distributor copies of all information, financial statements, and other papers which the Distributor may reasonably request for use in connection with the distribution of the shares of the Series Fund.

          (b) The Series Fund shall take, from time to time, subject to the necessary approval of its shareholders, all necessary action to fix the number of its authorized shares and to register shares under the Securities Act of 1933, in order that there will be available for sale such number of shares as investors may reasonably be expected to purchase.

          (c) The Series Fund shall use its best efforts to qualify and maintain the qualification of an appropriate number of shares of each of its Funds for sale under the securities laws of such states as the Distributor and the Series Fund may approve, if such qualification is required by such securities laws. Any such qualification may be withheld, terminated, or withdrawn by the Series Fund at any time in its discretion.



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     6.   DUTIES OF THE DISTRIBUTOR
          In selling the shares of the Series Fund, the Distributor shall use its best efforts to conform with the requirements of all federal and state laws and regulations, and the regulations of the NASD, relating to the sale of such securities. The Distributor is not authorized by the Series Fund to give any information or make any representations, other than those contained in the registration statement for the Series Fund and its shares, the Prospectus, and any sales literature specifically approved by the Series Fund. Nothing contained in this Agreement shall prevent the Distributor from entering into distribution arrangements with other investment companies.

     7.   DURATION AND TERMINATION OF THE AGREEMENT
          This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually by the Board of Directors of the Series Fund or by a vote of a majority of the outstanding voting securities of the Series Fund in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Series Fund without the payment of any penalty, by the Board of Directors of the Series Fund or by vote of a majority of the Series Fund's outstanding voting securities, or by the Distributor at any time, with the payment of a penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940
Act).

     8.   MISCELLANEOUS PROVISIONS
          (a) This Agreement may be amended by mutual consent, but the consent of the Series Fund must be obtained in conformity with the requirements of the 1940 Act.

          (b) Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by certified or registered mail, return receipt requested and postage prepaid, (1) to Copeland Equities, Inc. at Two Tower Center, East Brunswick, NJ 08816,
Attention: Secretary; or (2) to American Odyssey Funds, Inc. at Two Tower Center, East Brunswick, NJ 08816, Attention: President.

          (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

          (d) This Agreement may be executed in two or more counterparts, which taken together shall constitute one and the same instrument.

          (e) The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.


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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                             AMERICAN ODYSSEY FUNDS, INC.



                                             By:
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Witness                                          Paul S. Feinberg
                                                 Senior Vice President


                                             COPELAND EQUITIES, INC.


                                             By:
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Witness                                          Paul S. Feinberg
                                                 Senior Vice President








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